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Exhibit 10.27

SETTLEMENT AGREEMENT

        THIS SETTLEMENT AGREEMENT (this "Agreement") is made as of the 6 day of December 2004, by and among Mark L. Schneider ("MLS") and chello broadband N.V. ("chello") and UnitedGlobalCom, Inc., a Delaware corporation ("UGC" and, together with chello, the "Company").

RECITALS

        A.    The Company believes MLS is indebted to the Company in the amount of €381,112. Such indebtedness is evidenced by a Loan Agreement dated August 1999, between MLS and chello (the "Loan"). MLS used the proceeds from the Loan to purchase certificates of shares of stock of chello and currently owns 41,993 share certificates of chello (the "Shares").

        B.    The Company has declared the Loan in default. MLS has asserted that the Loan is neither in default nor currently due and payable.

        C.    The Company is holding certain funds of MLS.

        D.    The parties have agreed to resolve their dispute on this matter without resort to litigation and desire to enter into this Agreement in full settlement of all claims that were or could have been asserted by any party hereto against any other party in respect of the Loan.

        E.    MLS believes he has assorted other claims regarding the loan repayments.

AGREEMENT

        In consideration of the terms of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Return of Shares; Termination of Proceeding.

        (a)   MLS hereby surrenders, grants and turns over to the Company ownership, possession and control of all of the Shares and the Company hereby accepts such Shares in complete and full satisfaction of the Indebtedness. The parties acknowledge the preceding sentence represents a purchase and sale and settlement of their dispute and the Company does not believe that this Agreement requires the filing of an IRS Form W-2 or 1099.

        (b)   MLS shall execute and deliver to the Company such additional documents, instruments and agreements as may be reasonably necessary and appropriate for the complete surrender and return of the Shares to the Company and to vest in the Company all right, title and interest therein, including the documents attached to this Agreement as Exhibit A.

        (c)   The Company shall pay to MLS the sum of $208,350.45, which represents the net amount after taxes from the exercise of MLS's previously vested SARS currently being held by the Company on MLS's behalf.

        2.    Mutual Release.    UGC and chello, for and on behalf of themselves and their respective officers, directors, employees, shareholders, parent, subsidiaries, affiliates, successors and assigns ("Company Releasors") hereby release and forever discharge MLS and his representatives, heirs, successors and assigns, from any and all claims, demands and causes of action, known and unknown, which the Company Releasors may not have or ever had had against MLS and his representatives, heirs, successors and assigns, arising out of the Indebtedness, the Loan Agreement, the Loan or any other written or oral agreement relating to the foregoing, other than the express obligations of MLS under this Agreement. MLS, on behalf of himself, his representatives, heirs, successors and assigns, hereby release and forever discharge the Company Releasors from any and all claims, demands and causes of action, known and unknown, which MLS, his representatives, heirs, successors or assigns, may not have or ever have had against the Company Releasors arising out of the Indebtedness, the Loan Agreement, the Loan or any other written or oral agreement relating to the foregoing, other than the express obligations of the Company under this Agreement. Each party represents that he has not made or suffered to be made at any assignment or transfer of any claim, demand or cause of action released by him hereunder and that he is the sole and absolute owner thereof.

        3.    Other Obligations.    Nothing in this Agreement shall be deemed to relieve Executive of any other obligation owed by MLS to the Company or any related entity, including but not limited to, the amounts owed by MLS under the Promissory Note payable to the Company dated January 30, 2002 in the principle amount of $748,500. The Company represents and warrants that all amounts withheld by the Company as taxes or withholding under the Company's Tax Equalization Policy from MLS's compensation for 2003 and 2004 have been paid, or will be timely paid if not already paid, for MLS's account to the applicable taxing authority, and the Company agrees to provide MLS with documentation of the same sufficient to allow MLS to claim credit for such withheld taxes with the applicable taxing authorities. The Company will provide MLS an accounting of such withholding as soon as practicable, and any withheld amounts not paid or to be paid timely to the applicable taxing authority shall be repaid to MLS upon completion of such accounting. The parties acknowledge and agree that the Tax Equalization Policy will not apply for tax years 2003 and 2004. Subject to the three preceding sentences, each of MLS and the Company hereby releases the other from (i) any claims arising out of any failure to pay taxes payable to any jurisdiction during any periods, and (ii) any claims arising from the Company's Tax Equalization Policy. The Company and MLS release each other from claims with respect to the reimbursement by the Company of MLS's expenses on reports submitted prior to the date of this Agreement, except for claims of fraud or violations of the Company's Code of Business Conduct. MLS shall be entitled to reimbursement for unreimbursed expenses incurred as an employee of the Company for periods prior to January 1, 2005, in accordance with the Company's reimbursement policy for executives. Apart from any claims or potential claims described in this paragraph 3, the Company represents and warrants that it neither has knowledge of nor suspects the existence of any claims that it has or may have against Executive.

        4.    Informed Decision.    The parties have been represented by counsel of their own choice throughout the action described herein and all investigations and negotiations which have preceded the execution of this Agreement. Each party acknowledges that it has sufficient information in order to make an informed decision about whether to enter into this Agreement.

        5.    Entire Agreement; Amendments.    The Agreement contains the entire agreement of the parties with respect to the matters provided for herein and supersedes all prior agreements, whether oral or written, and all contemporaneous oral agreements with respect to such matters. This Agreement may be amended only with the written consent of MLS and UGC.

        6.    Governing Law and Dispute Resolution.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (excluding its conflicts of law provisions if such provisions would require application of the laws of another jurisdiction). Any dispute arising out of or under this Agreement shall be resolved in an arbitration proceeding brought under the American Arbitration Association rules and procedures in effect at the time the proceeding is initiated and shall be heard in Denver, Colorado. Executive hereby consents to such jurisdiction and venue.

        7.    Notices.    Any notice or other communication hereunder to any party hereto shall be by hand delivery, overnight delivery or facsimile and unless otherwise provided herein shall be deemed to have been given or made when delivered or faxed, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

The Company:	UnitedGlobalCom, Inc.
4643 South Ulster Street
Suite 1300
Denver, Colorado 80237
Attn: Legal Department
Telephone: 303 220 6633
Facsimile: 303 220 3117

chello broadband N.V.
Boeing avenue 101
1119 PE Schiphol Rijk, The Netherlands
Attn: Legal Department
Telephone: + 31207789872
Facsimile: + 31207789871
MLS:	Mark L. Schneider c/o UnitedGlobalCom, Inc. 4643 South Ulster Street Suite 1300 Denver, Colorado 80237 Telephone: 303-220-6605 Facsimile: 303-770-3464

        8.    Headings.    The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

        9.    Successors and Assigns.    Neither this Agreement nor any party's rights or obligations hereunder may be assigned without the consent of the other parties, which consent shall not be unreasonably withheld.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

UNITEDGLOBALCOM, INC.
/s/ MARK L. SCHNEIDER	By	/s/ MICHAEL T. FRIES
Mark L. Schneider	Name	Michael T. Fries
	Title	President

CHELLO BROADBAND
By UPC Management BV
By	/s/ GENE MUSSELMAN
Title
By	/s/ TON TUIJTEN
Title

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SETTLEMENT AGREEMENT